Exhibit 10.1
EXECUTIVE EMPLOYMENT AGREEMENT
PARTIES:     FLIR Systems, Inc. (“Company”)
27700 SW Parkway Avenue
Wilsonville, OR 97070
James J. Cannon (“Executive”)

EFFECTIVE DATE: June 19, 2017
RECITALS:
The Company wishes to obtain the services of Executive for the duration of this Agreement, and the Executive wishes to provide his services for such period, all upon the terms and conditions set forth in this Agreement.
Therefore, in consideration of the mutual promises contained herein, the parties agree as follows:
ARTICLE I
DEFINITIONS
1.1    “Base Salary” means regular cash compensation paid on a periodic basis exclusive of benefits, bonuses or incentive payments.
1.2    “Board” means the Board of Directors of the Company.
1.3    “Cause” means Executive committed any one or more of the following, whether before, on or after the effective date of this Agreement: (i) willful misconduct or gross negligence in the performance of any material duties under this Agreement that results in material damage to the Company or is reasonably expected to cause material damage to the Company, and if such misconduct is susceptible of cure, the failure to effect such cure within thirty (30) calendar days after written notice from the Board of such misconduct is given to Executive; (ii) use of alcohol or illegal drugs which interferes with the performance of Executive’s duties hereunder; (iii) theft, embezzlement, fraud, misappropriation of funds, other willful acts of dishonesty or a violation of any material law, ethical rule or fiduciary duty relating to Executive’s employment by the Company that the Board determines materially damages the Company; (iv) conviction of (or a plea of guilty or nolo contendere with respect to) a felony or a crime involving moral turpitude; (v) the willful and material violation of any confidentiality or proprietary rights agreement between Executive and the Company that materially damages the Company; or (vi) the willful and material violation of Company policy or procedure, or breach of any material provision of this Agreement, that materially damages the Company, and if such violation or breach is susceptible of cure, the failure to effect such cure within thirty (30) calendar days after written notice from the Board of such violation or breach is given to Executive.
1.4    “Disability” means for purposes of Section 4.5, the inability of Executive to perform his duties under this Agreement, with or without reasonable accommodation, because of physical or mental incapacity for a continuous period of five (5) months, as determined by the Board. For purposes of Section 3.4, Disability means total and permanent disability as defined in Internal Revenue Code Section 22(e)(3).
1.5    “FLIR” shall mean FLIR Systems, Inc., and its wholly owned subsidiaries.
1.6    “Good Reason” shall exist if (i) the Company, without Executive’s written consent, (a) materially reduces Executive’s authority, duties or responsibilities, (b) materially reduces Executive’s thencurrent Base Salary, or (c) commits a material breach of this Agreement; (ii) Executive provides written notice to the Company of any such action within ninety (90) calendar days of the date on which such action first occurs, and provides the Company within thirty (30) calendar days to remedy such action (the “Cure Period”); (iii) the Company fails to remedy such action within the Cure Period; and (iv) Executive provides notice of resignation within thirty (30) calendar days after the expiration of the Cure Period and Executive terminates employment within sixty (60) calendar days after the expiration of the Cure Period.
ARTICLE II
EMPLOYMENT, DUTIES AND TERM
2.1    Employment. Upon the terms and conditions set forth in this Agreement, the Company hereby employs Executive as President and Chief Executive Officer, and Executive accepts such employment.
2.2    Duties. Executive shall devote his full‑time and best efforts to the Company and to fulfilling the duties of President and Chief Executive Officer, which shall include such duties as may from time to time be assigned him by the Board, provided that such duties are reasonably consistent with Executive’s education, experience and background. Executive shall comply with the Company’s policies and procedures to the extent they are not inconsistent with this Agreement in which case the provisions of this Agreement prevail. Executive shall also be permitted to serve on outside boards, commissions and partnerships to the extent such service does not conflict with the provisions of this Agreement.
2.3    Term. The term of this Agreement shall commence on the Effective Date noted above and continue through December 31, 2018, unless earlier terminated in accordance with Article IV. This Agreement may be extended by mutual agreement of the parties. In the event the Company declines to extend this Agreement, Executive shall receive the compensation and benefits outlined in Section 4.3 as though the Company had terminated Executive’s employment without Cause. For the avoidance of doubt, in the event Executive declines to extend this Agreement, he shall not be entitled to receive the compensation and benefits outlined in Section 4.3.
ARTICLE III
COMPENSATION AND EXPENSES
3.1    Base Salary. For all services rendered under this Agreement during the term of Executive’s employment, the Company shall pay Executive (i) a minimum annual Base Salary of $725,000 for 2017, pro-rated from the Effective Date; and (ii) a minimum annual Base Salary of $750,000 for 2018. Executive’s Base Salary shall be reviewed annually by the Board, or a committee of the Board, and may be increased in the sole discretion of the Board, or such committee of the Board.
3.2    Bonus.
(a)    2017 Annual Bonus. For 2017, Executive shall be eligible for an annual incentive bonus (the “Annual Bonus”) with a target award of 100% of the Base Salary, pro-rated from the Effective Date. The 2017 Annual Bonus, which shall have a minimum award of $350,000, shall be determined at the sole discretion of the Compensation Committee of the Board (the “Committee”) in accordance with the FLIR 2017 Annual Incentive Plan Metrics.
(b)    2018 Annual Bonus. For 2018, Executive shall be eligible for an Annual Bonus with a target award of 100% of the Base Salary, with a minimum award of 50% of the target Annual Bonus. The award and amount of the 2018 Annual Bonus shall be determined at the sole discretion of the Committee in accordance with the FLIR 2018 Annual Incentive Plan Metrics then in effect.
3.3    Make-Whole Bonus. Within seven (7) business days of the Effective Date, the Company shall make one (1) lump-sum payment to Executive in order to make Executive whole with respect to equity forfeited from Executive’s previous employer (“Prior Company”) (the “Make-Whole Bonus”). The Make-Whole Bonus shall be comprised of, and calculated as the sum of, the following (less all required withholdings):
(a)    the value of Executive’s “in the money” Prior Company unvested stock options;
(b)    the value of Executive’s target number of Prior Company performance-based restricted stock units;
(c)    the value of Executive’s Prior Company restricted stock units that would have vested in 2017; and
(d)    the value of Executive’s accrued dividends on Executive’s Prior Company restricted stock units that would have vested in 2017.

3.4    Equity Grants.
(a)    Prior Company Equity Conversion Grant. Subject to the approval of the Board and the Committee, within seven (7) business days of the Effective Date, the Company shall grant Executive a specified number of FLIR Restricted Stock Units (the “Converted FLIR RSUs”), to be calculated as follows: the number of Executive’s Prior Company restricted stock units that would have vested in 2018, 2019, 2020, and 2021 multiplied by the agreed-upon “Conversion Factor.” The Converted FLIR RSUs shall vest on a like schedule to Executive’s Prior Company restricted stock unit grants to be replaced pursuant to this Section 3.4(a).
(b)    2017 Equity Grant. Subject to the approval of the Board and the Committee, within seven (7) business days of the Effective Date, the Company shall grant Executive an equity grant with a total annual economic value of $3,600,000 (pro-rated based on the Effective Date) (the “2017 Equity Grant”). The 2017 Equity Grant shall be comprised as follows: (i) twenty-five percent (25%) will be in the form of options to purchase shares of common stock of the Company, which shall vest ratably over three (3) years, with absolute amounts calculated by the Black-Scholes value; (ii) twenty-five percent (25%) will be in the form of restricted stock units in FLIR, based on the most recent closing price of the Company’s common stock prior to the Effective Date, which shall vest ratably over three (3) years; and (iii) fifty percent (50%) will be in the form of FLIR performance-based restricted stock units, which cliff vest on April 28, 2020, as defined in the Company’s 2017 long-term incentive program and the Company’s Performance Restricted Stock Unit Agreement.
(c)    2018 Equity Grant. Subject to the approval of the Board and the Committee, the Company shall grant Executive an equity grant with a total annual economic value of at least $3,600,000, the composition of which shall be set by the Board in or around February 2018.
(d)    Additional Equity Grants. Executive shall annually be eligible for equity grants of FLIR stock, based upon achievement of objectives and for such quantity as determined by the Board or the Committee.
All equity grants, including all past and future grants, shall be subject to the terms and conditions set forth in the grant agreements between Executive and the Company associated with each such grant. In the event of any inconsistency between this Agreement and the grant agreements, the terms and conditions of the grant agreements shall take precedence.
3.5    Personal Time Off. Executive shall earn personal time off during the term of his employment in accordance with the Company’s policies regarding paid time off that are applicable to the Company’s executive officers.
3.6    Benefits. Executive shall be eligible to participate in all Companysponsored health and welfare benefit plans made available to other executives of the Company for so long as he is employed by the Company. In addition, Executive shall receive a monthly car allowance of $1,500 per month for each month that this Agreement is in effect.
3.7    Relocation Expenses. Executive understands that the Company expects Executive to relocate to the Company’s headquarters at a point in time as mutually agreed to by the Executive and the Company. Prior to such relocation, Executive shall be entitled to reimbursement of reasonable and ordinary course travel expenses from his home in Indiana to the Portland, Oregon vicinity, agreed to in advance, by Executive and the Company. Such expenses shall include the cost of the rental of an apartment or use of a hotel room in the Portland, Oregon vicinity; the cost of travel to and from his home to the Portland, Oregon vicinity; expenses related to the search for a permanent residence in the Portland, Oregon vicinity; and the cost (at Portland, Oregon rates) of moving his family and tangible possessions to the Portland, Oregon vicinity. In addition, the Company shall cover any loss to Executive on the actual paid price versus the realized received price for the sale of his house in Indiana, provided that the Company shall control the timing of such sale in consultation with Executive.
3.8    Business Expenses. The Company shall, in accordance with, and to the extent of, its policies in effect from time to time, bear all ordinary and necessary business expenses reasonably incurred by Executive in performing his duties as an employee of the Company, provided that Executive accounts promptly for such expenses to the Company in the manner prescribed from time to time by the Company.
3.9    Taxes and Withholding. All amounts payable to Executive under this Agreement shall be net of amounts required to be withheld by law.
ARTICLE IV
EARLY TERMINATION
4.1    Early Termination. This Article sets forth the terms for early termination of Executive’s employment with the Company.
4.2    Termination for Cause. The Company may terminate Executive’s employment for Cause immediately upon written notice from the Board to Executive. In the event of termination for Cause pursuant to this Section 4.2, Executive shall be paid Executive’s Base Salary through the date of termination at the rate then in effect, and (without regard to any language that may be inconsistent in any option grant) for any option granted on or after the date of this Agreement Executive shall have the lesser of three (3) months from such termination or the remaining option term in which to exercise his vested stock options.
4.3    Termination Without Cause. Either Executive or the Company may terminate Executive’s employment without Cause on no less than thirty (30) calendar days written notice from or to the Board. In the event Executive terminates his employment without Cause pursuant to this Section 4.3, and not for Good Reason pursuant to Section 4.4, Executive shall be paid his Base

Salary through the date of termination. In the event the Company terminates the Executive’s employment without Cause pursuant to this Section 4.3, then: (i) the Company shall pay to Executive continuation of Executive’s Base Salary in effect at the time of termination for a period of twelve (12) months or for the duration of the remaining term of the Agreement, whichever is greater, in accordance with the Company’s regular payroll practices; (ii) all equity awards granted to Executive shall immediately vest; (iii) if Executive elects to continue his health coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay or reimburse Executive for the COBRA premiums payable on behalf of Executive for a period of twelve (12) months following the effective date of the termination and (iv) Executive shall be entitled to an Annual Bonus (in lieu of any Annual Bonus for the year of termination otherwise set forth in Section 3.2) in an amount not less than one (1) year’s Base Salary, which amount shall be paid promptly at termination.
4.4    Termination for Good Reason. Executive may terminate Executive’s employment for Good Reason upon written notice to the Board. In the event of a termination by Executive for Good Reason, Executive shall receive the compensation and benefits outlined in Section 4.3 as though the Company had terminated Executive’s employment without Cause.
4.5    Termination in the Event of Death or Disability. In the event Executive’s employment terminates as a result of the death or Disability of Executive, the following provisions shall apply:
(a)    In the event of Executive’s death, the Company shall pay all accrued wages owing through the date of termination, plus an amount equal to one year’s Base Salary. Such amount shall be paid (1) to the beneficiary or beneficiaries designated in writing to the Company by Executive, (2) in the absence of such designation, to the surviving spouse, or (3) if there is no surviving spouse, or such surviving spouse disclaims all or any part, then the full amount, or such disclaimed portion, shall be paid to the executor, administrator or other personal representative of Executive’s estate. The amount shall be paid as a lump sum as soon as practicable following the Company’s receipt of notice of Executive’s death, but in no event later than December 31 of the year of death if Executive dies between January 1 and October 31. If Executive dies in November or December, such payment shall be made in January of the year following the year of death.
(b)    In the event of Disability, Base Salary shall be paid through the final day of the twelfth (12th) month referenced in the definition of “Disability.”
4.6    Entire Termination Payment. The compensation provided for in this Article IV shall constitute Executive’s sole remedy for early termination of Executive’s employment. Executive shall not be entitled to any other termination or severance payment which may be payable to Executive under any other agreement between Executive and the Company or under any policy in effect at, preceding or following the date of termination except that, in the event that Executive’s employment terminates for any reason, the vested benefits accrued under taxqualified retirement plans, if any, will be paid as such plans are ordinarily payable upon a termination of employment.

ARTICLE V
CONFLICT OF INTEREST
5.1    During the term of employment with the Company, Executive will engage in no activity or employment which may conflict with the interests of the Company, and will comply with the Company’s policies and guidelines pertaining to business conduct and ethics.
ARTICLE VI
EXECUTIVE COVENANTS
6.1    Restricted Activities. In connection with Executive’s promotion to President and Chief Executive Officer of the Company, Executive agrees that certain restrictions on his activities during and after his employment are necessary to protect the goodwill, confidential information and other legitimate interests of the Company and its affiliates:
(a)    While Executive is employed by the Company, and for a period of twelve (12) months following the date of termination of such employment, Executive shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, coventurer or otherwise, compete with the business of the Company or any of its affiliates anywhere in the world where the Company or any of its affiliates is doing business or undertake any planning for competition with the Company or any of its affiliates. Specifically, but without limiting the foregoing, Executive agrees not to engage in any manner in any activity that is directly or indirectly competitive or potentially competitive with the business of the Company or any of its affiliates as conducted or under consideration at any time during Executive’s employment or to provide services in any capacity to a competitor of the Company or any of its affiliates. The business of the Company and its affiliates is the business of the Products. The foregoing condition, however, shall not fail to be met solely due to Executive’s passive ownership of less than 3% of the equity securities of any publicly traded company. For purposes of this Agreement, “Products” means all products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its affiliates, together with all services provided or planned by the Company or any of its affiliates, during Executive’s employment.
(b)    Executive agrees that, while he is employed by the Company, and for a period of twelve (12) months following the date of termination of such employment, and excluding any activities undertaken on behalf of the Company or any of its affiliates in the course of his duties, he will not directly or indirectly solicit or encourage any customer of the Company or any of its affiliates to terminate or diminish its relationship with the Company or any of its affiliates; or directly or indirectly solicit or encourage any customer or potential customer of the Company or any of its affiliates to conduct with any person any business or activity which such customer or potential customer conducts or could conduct with the Company or any of its affiliates.
(c)    Executive agrees that, while he is employed by the Company, and for a period of twelve (12) months following the date of termination of such employment, and excluding any activities undertaken on behalf of the Company or any of its affiliates in the course of his duties, he will not directly or indirectly hire or otherwise engage the services of any employee, independent contractor or other agent providing services to the Company or any of its affiliates or solicit any such employee, independent contractor or agent to terminate or diminish his/her/its relationship with the Company or any of its affiliates; provided that this Section shall not restrict Executive’s right to solicit prospective employees, independent contractors or agents pursuant to a general advertisement not specifically directed at such persons and to hire any persons (other than any person who was a direct report of Executive during his employment) who respond thereto and (2) that the solicitation or hiring of any independent contractor that is not an individual and provides services to multiple clients shall not be a violation of this Section so long as such solicitation or hiring does not cause the independent contractor to terminate or diminish its relationship with the Company or any of its affiliates.
(d)    Executive agrees that during his employment by the Company and thereafter he shall not disparage the Company or any of its affiliates, their management or their business or the Products.
6.2    Enforcement of Covenants. Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to this Section 6. Executive agrees that those restraints are necessary for the reasonable and proper protection of the Company and its affiliates and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. Executive further acknowledges that, were he to breach any of the covenants contained in this Section 6, the damage to the Company and its affiliates would be irreparable. Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by Executive of any of said covenants, without having to post bond. The parties further agree that, in the event that any provision of this Section 6 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.
6.3    Confidentiality and Proprietary Information Agreements. The restrictions and covenants set forth in this Section 6 shall be in addition to, and not in lieu of, any confidentiality, proprietary information, inventions or other agreements which Executive has entered into, or hereafter enters into, in connection with his employment or service as a director of the Company.
ARTICLE VII
GENERAL PROVISIONS
7.1    Successors and Assigns. Except as otherwise provided in Article VI, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, administrators, executors, legatees, and heirs. In that this Agreement is a personal services contract, it shall not be assigned by Executive.
7.2    Notices. All notices, requests and demands given to or made pursuant hereto shall, except as otherwise specified herein, be in writing and be delivered or mailed to the Company at its address as set forth at the beginning of this Agreement (to the attention of the General Counsel), or to the Executive at his address on record at the time of the notice. Either party may change its address, by notice to the other party given in the manner set forth in this Section. Any notice, if mailed properly addressed, postage prepaid, registered or certified mail, shall be deemed dispatched on the registered date or that stamped on the certified mail receipt, and shall be deemed received within the third (3rd) business day thereafter or when it is actually received, whichever is sooner.
7.3    Caption. The various headings or captions in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.
7.4    Governing Law and Jurisdiction. The validity, construction and performance of this Agreement shall be governed by the laws of the State of Indiana, without regard to its choice of laws provisions.
7.5    Mediation. In the case of any dispute arising under this Agreement which cannot be settled by reasonable discussion, the parties agree that, prior to commencing any proceeding, they will first engage the services of a professional mediator agreed upon by the parties and attempt in good faith to resolve the dispute through confidential nonbinding mediation. Each party shall bear one‑half (1/2) of the mediator’s fees and expenses and shall pay all of its own attorneys’ fees and expenses related to the mediation. This Section 7.5 shall not apply to any action to enforce Executive’s obligations under a confidentiality or proprietary rights agreement.
7.6    Indemnification. If Executive is made a party or identified as a witness to any threatened or pending action, suit, or proceeding (whether civil, criminal, administrative or investigative) in any matter concerning or relating to Executive’s service to or actions or omissions on behalf of the Company as an employee or agent thereof, then the Company shall, to the maximum extent permitted by law, and in addition to any such right granted to or available to Executive under the Company’s Charter, ByLaws or standing or other resolutions or agreements, defend, indemnify and hold Executive harmless against all expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement. The Company shall, upon Executive’s request, promptly advance or pay any amounts for reasonable costs, charges, or expenses (including any legal fees and expenses incurred by Executive) subject to indemnification hereunder or in furtherance of such right, subject to a later determination as to Executive’s ultimate right to receive indemnification.
Executive’s right to indemnification will survive until the expiration of all applicable statutes of limitations, without regard to the earlier cessation of Executive’s employment or any termination or expiration of this Agreement.

7.7    Attorney Fees. In the event of any suit, action or arbitration to interpret or enforce this Agreement, the prevailing party shall be entitled to recover its attorney fees, costs and out-ofpocket expenses at trial and on appeal.
7.8    Construction. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.
7.9    Waivers. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.
7.10    Modification. This Agreement may not be and shall not be modified or amended except by written instrument signed by the parties hereto.
7.11    Section 409A. Any reimbursement of expenses under this Agreement (including, for example, under Section 3.7) shall occur not later than March 15 of the year following the year in which the expense was incurred. Any amount of expenses eligible for reimbursement, or inkind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or inkind benefit to be provided, during any other calendar year. The right to any reimbursement or inkind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit. In the event Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code (“Code Section 409A”) at the time of the termination of Executive’s employment, any payments on termination due hereunder (other than accrued salary and vacation pay) which are considered nonqualified deferred compensation and are payable during the six (6) month period beginning on Executive’s termination will be deferred and paid, together with interest at eight percent (8%), in a lump sum six (6) months and one (1) day after the date of termination (or, if earlier, upon Executive’s death).
A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Code Section 409A unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”
It is the intention of the parties that no payment or entitlement pursuant to this Agreement will give rise to any adverse tax consequences to Executive under Code Section 409A and any guidance issued thereunder. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall be interpreted, applied and (to the minimum extent necessary) amended so that it does not fail to meet, and is operated in accordance with, the requirements of that Section. Any reference in this

Agreement to Code Section 409A shall also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to that Section by the U.S. Department of the Treasury or the Internal Revenue Service.
7.12    Entire Agreement. Except as set forth in Sections 3.4 and 6.3, this Agreement constitutes the entire agreement between the parties and supersedes all prior or contemporaneous oral or written understandings, statements, representations or promises with respect to its subject matter. This Agreement was the subject of negotiation between the parties and, therefore, the parties agree that the rule of construction requiring that the agreement be construed against the drafter shall not apply to the interpretation of this Agreement.
7.13    Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

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Signed this ___ day of May, 2017.

JAMES J. CANNON                FLIR SYSTEMS, INC.

/s/ James J. Cannon        By: /s/ Angus L. Macdonald
Title: Chairman of the Compensation Committee